Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Neuraxis, Inc. on Form S-1 of our report dated September, 27, 2022, except for the effects of the restatement discussed in note 17 to the financial statements, as to which the date is November 9, 2022, which includes an explanatory paragraph as Nueuraxis, Inc.’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Neuraxis, Inc. as of December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2021, which report appears in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Rosenberg Rich Baker Berman, P.A.
Somerset, NJ
January 9, 2023